Exhibit 99.(h)(2)

PGIM PRIVATE REAL ESTATE FUND, INC.

FORM OF DEALER AGREEMENT

Prudential Investment Management Services LLC (“Distributor”) serves as the principal underwriter for PGIM Private Real Estate Fund, Inc. (the “Fund”), a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a distribution agreement with the Fund. [ ] (“Dealer”) and Distributor hereby agree that Dealer will participate in the distribution of the classes of shares of the Fund described in Exhibit C hereto (“Shares”), subject to the terms of this Agreement (“Agreement”), dated as of the [ ] day of [ ], 20[ ].

SECTION 1. LICENSING

(a)          Dealer represents and warrants that: (i) it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); (iii) if applicable, it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares; and (iv) if applicable, each of its principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares.

(b)          Dealer agrees that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state or other jurisdiction in which the Shares are offered shall cause the automatic termination of this Agreement. Dealer further agrees to notify Distributor promptly in writing of any such action or event.

(c)          Dealer agrees that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement. Without limiting the generality of the foregoing, Dealer acknowledges that, subject to the indemnification described in Section 9 of this Agreement, Distributor has no responsibility for the manner of Dealer’s performance of, or for acts or omissions in connection with, the duties and activities performed by Dealer under this Agreement.

(d)          Dealer agrees to be bound by, and to comply with, all applicable federal [and] state [and foreign jurisdiction] laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of shares of registered investment companies, including, but not limited to, securities laws, anti-money laundering laws and regulations and applicable guidance issued by the Department of the Treasury, the SEC and FINRA identified herein.

SECTION 2. ORDERS

(a)          Dealer agrees to offer and sell Shares to its customers (“Clients”) only at the net asset value applicable to such Shares plus any applicable sales load in effect at the time of each transaction as described in the Prospectus (as defined below). The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to the terms of the thencurrent prospectus and Statement of Additional Information (in either case, including any supplements, stickers or amendments thereto from time to time) relating to the Fund, as filed with the SEC (collectively, the “Prospectus”), and to the extent that the Prospectus contains provisions that are inconsistent with such terms in this Agreement or any other document, the terms of the Prospectus shall be controlling. Dealer may impose commissions or other fees (“Dealer-Imposed Commissions”) that it may charge in its discretion in accordance with applicable law and regulations and applicable guidance issued by the SEC and FINRA.

(b)          In all offers and sales of the Shares to prospective investors, Dealer will not act as broker or agent for, or employee of, Distributor or the Fund and Dealer will not represent to any third party that Dealer has such authority or is acting in such capacity.

(c)          All orders for the purchase and sale of Shares are subject to acceptance by Distributor in its sole discretion and become effective upon written confirmation by Distributor. Distributor reserves the right not to accept any specific order for the purchase or sale of Shares for any reason or no reason. Upon any such rejection, Distributor shall advise Dealer of such rejection as soon as is reasonably practicable.

(d)          Dealer agrees that payment for orders from Dealer Shareholders (defined in 4(b) below) for the purchase of Shares will be made as described in the Prospectus or as otherwise agreed by Distributor and Dealer herein and from time to time. On the date on which payment for Shares is to be received by the Fund, Dealer will remit to an account designated by Distributor the purchase order amount due the Fund with respect to the issuance of Shares as determined by Distributor in accordance with the terms of the Prospectus. If payment for any purchase order is not so received, Distributor may cancel the sale without notice.

(e)          Distributor reserves the right at any time to suspend the sale of Shares or to withdraw or limit the offering of Shares, and, if Distributor exercises this right, Distributor shall provide to Dealer prompt written notice of such exercise. Dealer agrees that upon such suspension by Distributor at any time, Dealer will suspend its offer and sale of Shares and will resume its offer and sale of Shares hereunder only upon subsequent request of Distributor.

(f)          Dealer acknowledges that the Fund will make offers for the repurchase of Shares from time to time as described in the Prospectus and Section 5 of this Agreement. Dealer acknowledges that such repurchase offers represent the only expected liquidity opportunity for holders of Shares.

(g)          Dealer agrees that it will not engage a sub-selling agent to assist it in the offer or sale of Shares without the prior written consent of Distributor. Any approved sub-selling agent shall be required to enter into an agreement with Dealer which agreement shall be subject to Distributor’s approval.

SECTION 3. DUTIES OF DEALER

(a)          Dealer agrees to deliver to each of its Clients making purchases of Shares, prior to the time of sale, a copy of the Prospectus and a fee disclosure statement, including relating to any Dealer-Imposed Commissions.

(b)          Dealer agrees to record on the order the date and time on which the order for the purchase or sale of Shares was received by Dealer, and to forward promptly such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the Prospectus.

(c)          Dealer agrees not to withhold intentionally the placing of orders by its clients for Shares with Distributor so as to profit itself as a result of such inaction.

(d)          Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer for at least the period required under applicable law and to furnish Distributor with copies of such records upon its request and, upon request from a regulatory authority or as required under applicable law, to furnish such regulatory authority with copies of such records.

(e)          Dealer agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

(f)          Except as otherwise agreed by Dealer and Distributor, the parties agree that all out-of-pocket expenses incurred by such party in connection with its activities under this Agreement will be borne by such party.

(h)          If Distributor believes that a Dealer Shareholder’s contact information has changed, Distributor may request such information from Dealer but has no obligation to do so. Dealer agrees that if Dealer or a Dealer Shareholder does not provide to Distributor any changes in Dealer Shareholder account information, or if it or a Dealer Shareholder fails to provide any backup documentation that Distributor reasonably requests to verify changes to a Dealer Shareholder’s account information, then Distributor will continue to rely upon the account information without giving effect to any changes, and Distributor will have no liability whatsoever for continuing to rely upon such information.

SECTION 4. DEALER COMPENSATION

(a)          Sales Charges/Dealer Concessions. On each purchase of Shares by Clients from Distributor, the total sales charges and dealer concessions or commissions (other than Dealer-Imposed Commissions, if any), if any, payable to Dealer shall be in the rates set forth on Exhibit C hereto. Except as otherwise noted in this Section 4, neither the Fund nor Distributor shall have the right to reduce or waive any of the sales load payable by clients to Dealer. Distributor agrees that Dealer shall receive the upfront sales load, if any, directly from Clients. Distributor shall have no liability to Dealer for such upfront sales load and Dealer is solely responsible for retaining such compensation due to Dealer from the subscription funds received by Dealer from its Clients for the purchase of Shares in accordance with the terms of this Agreement. The parties hereto understand, acknowledge and agree that Dealer-Imposed Commissions are separate and apart from any compensation Dealer is entitled to receive from the Fund or Distributor under this Agreement, and that neither the Fund nor Distributor have any obligation with respect to any such Dealer-Imposed Commissions.

(b)          Distribution and Servicing Fees. Dealer shall also be entitled to receive from Distributor distribution fees and servicing fees at the annual rates listed in Exhibit C for the aggregate value of Shares per class held by Dealer Shareholders. These fees, if payable, will be calculated and paid monthly, with payment occurring within thirty (30) days after the end of each month. Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in the preceding sentence until Distributor receives the related compensation from the Fund in the form of an asset-based distribution fee and shareholder servicing fee (the “Related Compensation”). Distributor’s obligation or liability to Dealer for such payments is limited solely to the Related Compensation, and Dealer hereby waives any and all rights to receive payment of Related Compensation due until such time as Distributor is in receipt of such Related Compensation from the Fund. For purposes of this Agreement, a “Dealer Shareholder” shall include any person or entity introduced by Dealer to the Fund during the term of this Agreement, which invests in Shares. Distributor shall pay any compensation described in this Section 4(b) to Dealer in respect of the Shares held by Dealer Shareholders for as long as Dealer Shareholders hold those Shares through an account maintained by Dealer Shareholder at Dealer, subject to the limitations set forth in Section 4(e) of this Agreement.

(c)          Suspension/Elimination of Compensation. Dealer acknowledges and agrees that the Fund may, upon thirty (30) days’ prior written notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund, except that the Fund may, without prior notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund in cases where such suspension or elimination is required (a) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, Distributor, or Dealer or (b) otherwise by operation of law. Distributor agrees to notify Dealer promptly upon receiving notice of any suspension or elimination of the payment of any compensation to Distributor or Dealer by the Fund.

(d)          FINRA Rules. Dealer will comply with FINRA Rule 2341, or any successor rule thereof. In accordance with FINRA Rule 2341, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Dealer under this Agreement to the extent payments made to Dealer and any other FINRA member in respect of distribution or sales services exceed, in the aggregate, (a) with respect to the front-end sales charge (as defined under FINRA Rule 2341) in connection with the sale of Shares pursuant to this Agreement, 3.00% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2 and (b) with respect to any asset-based, front end, and deferred sales charge (as defined under FINRA Rule 2341), 6.25% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2; provided, however, that Distributor agrees that it will not take any action that would cause Dealer to receive, in respect of any Dealer Shareholder, less than the Maximum Compensation in respect of such investor. For purposes hereof, “Maximum Compensation” means, in respect of any Dealer Shareholder, the cumulative amount of asset-based, front end and deferred distribution fees payable hereunder for so long as the Client remains an investor in the Fund, not to exceed in the aggregate the product of 6.25% multiplied by the aggregate offering price of the Shares received by the Fund in respect of such investor, in accordance with FINRA Rule 2341. Dealer represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (the “Rule”). Dealer represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Dealer represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Dealer, as well as any person with a similar status or function, (ii) any associated person of Dealer who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Dealer or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Dealer from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Dealer hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Distributor of the nature of the Triggering Contribution or violation.

(e)          Dealer agrees that it will monitor on an ongoing basis the receipt of underwriting compensation, if any, set forth in the Prospectus in connection with the distribution of Shares and the rendering to investors in the Fund of ongoing investor and account maintenance services and will report thereon to Distributor no less frequently than quarterly. As used herein, “sales charges” means all amounts constituting sales charges under Rule 2341(b)(8) of the FINRA Rules.

(f)          Except as noted in this agreement, no portion of the compensation paid to Dealer by Distributor hereunder shall be remitted or otherwise paid to any third party by Dealer without the prior written consent of Distributor, which consent may be withheld in Distributor’s sole discretion.

SECTION 5. REPURCHASES

(a)          Dealer acknowledges that the Fund intends, but is not obligated, to conduct quarterly tender offers for up to 5.0% of the aggregate net asset value of its Shares in the sole discretion of the board of directors of the Fund (“Repurchase Offers”) as described in the Prospectus. Repurchase of Shares will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and the Prospectus. A Dealer Shareholder who tenders its Shares with a tender valuation date within 12 months of the original issue date of such Shares will be subject to a fee of 2.0% of the net asset value of the Shares repurchased by the Fund (an “Early Repurchase Fee”). If applicable, payment of the Early Repurchase Fee will be made by reducing the repurchase proceeds. The Early Repurchase Fee will be retained by the Fund for the benefit of remaining stockholders. Shares repurchased will be treated as having been repurchased on a “first-in/first-out” basis. Dealer agrees to inform its Clients that any Repurchase Offer notifications shall be posted to Distributor’s publicly accessible website at [______], and Dealer agrees to transmit repurchase requests from its Clients to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the Prospectus and such notification. Dealer expressly acknowledges and agrees that Shares will not be repurchased by either the Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Dealer also expressly acknowledges and agrees that, in the event one or more of its Clients cancel their order for Shares of the Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by the Fund, other than that which is set forth in the Prospectus or a Repurchase Offer notice issued by the Fund, is expressly prohibited.

(b)          Dealer acknowledges that Dealer shall be responsible for communicating all necessary information to its Clients regarding whether Shares in the Fund are a suitable investment for such Client including, without limitation, information regarding the limited liquidity of the investment as referenced above and in the Prospectus. Dealer agrees to recommend Shares to a Client only if Dealer has reasonable grounds for believing that the recommendation is suitable for such Client upon the basis of the facts, if any, disclosed by such Client as to his or her other security holdings and as to his or her financial situation and needs and otherwise in accordance FINRA Rule 2111.

SECTION 6. PROVISION OF MATERIALS AND FUND INFORMATION

(a)          Dealer agrees that neither it nor any of its affiliates or their principals, directors, officers or employees, is authorized to give any information or make any representations concerning the Shares, the Fund and Distributor, except as set forth in this Section 6.

(b)          Offering Materials. Distributor acknowledges and agrees that Dealer may deliver Offering Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. At its expense, Distributor will furnish Dealer with reasonable quantities of the Prospectus, materials relating to any repurchase offer, periodic reports to Fund shareholders and marketing and other materials Distributor has prepared related to the Fund (collectively, “Offering Materials”), and if any of the foregoing documents are amended or supplemented, Distributor will promptly notify Dealer in writing and provide Dealer with reasonable quantities of such amended documents or supplements at no cost to Dealer.

(c)          Dealer-Supplied Fund Materials. Distributor acknowledges and agrees that Dealer may deliver Dealer-Supplied Fund Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. As used herein, the term “Dealer-Supplied Fund Materials” shall include any materials prepared by Dealer or its affiliates that (i) relate to the Fund, (ii) are not Research Reports (as defined in Section 6(d) of this Agreement) and (iii) either only contain the name of the Fund or have been approved in writing by Distributor. For the avoidance of doubt, any description of the Fund contained in Dealer-Supplied Fund Materials beyond just the name of the Fund must be approved in writing by Distributor in advance of its use.

(d)          Research Reports. Distributor acknowledges that Dealer may prepare research reports relating to the Fund that are not to be used for marketing purposes (“Research Reports”). Distributor hereby authorizes Dealer to use the name of the Fund and Distributor in Research Reports. Dealer agrees to provide such Research Reports to Distributor upon Distributor’s request.

(e)          Use of Name. Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by Distributor of any consent that would otherwise be required under applicable law prior to the use by Dealer of the name or identifying marks of the Fund, Distributor, “PGIM” or “Prudential” (or any combination or derivation thereof). Notwithstanding the foregoing, this Section 6(e) shall not prohibit or limit Dealer or its affiliates from making statements required by law or regulation, as determined by Dealer (or such affiliate) in its sole discretion. Distributor will not use any company name, trade name, or service mark or logo of Dealer and/or its affiliates without prior written consent of such Dealer and/or its affiliate.

SECTION 7. REGISTRATION OF SHARES

(a)          Distributor will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or regulations in all jurisdictions or states in which Shares shall be offered and/or sold.

(b)          Distributor acknowledges that Dealer intends to offer the Shares in each state within the United States. Distributor shall furnish Dealer, upon request, information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions. If the Shares may not be offered in any particular jurisdiction in the United States, Distributor will promptly so notify Dealer.

(c)          Notwithstanding anything to the contrary herein, Dealer shall not offer the Shares or transact orders for Shares in any jurisdiction other than the states within the United States, except as may otherwise be consented to by Distributor in writing on a caser-by-case basis. [Distributor hereby consents to Dealer’s offer of Shares, subject to applicable law, in the non-U.S. jurisdictions listed in Exhibit D. Distributor may modify the jurisdictions listed on Exhibit D with notice to Dealer.] Dealer agrees not to transact orders for Shares in any other jurisdictions in which it has been informed in writing by Distributor that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

SECTION 8. REPRESENTATIONS AND WARRANTIES

(a)          In addition to the representations and warranties found elsewhere in this Agreement, Distributor represents, warrants and agrees that:

(i)	It is a limited liability company duly organized and existing and in good standing under the laws of Delaware and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

(ii)	It is empowered under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

(iii)	The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	If any of the representations set forth in this Section 8 at any time ceases to be true, Distributor shall promptly notify Dealer of this fact in writing. Such notice shall be provided in accordance with Section 19 of this Agreement.

(b)          In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents, warrants and agrees that:

(i)	It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.

(ii)	It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform all activities and services of Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.

(iii)	The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

(v)	All litigation and regulatory actions involving Dealer and its affiliates that are material to Dealer’s provision of the services described herein have been disclosed to Distributor.

(vi)	It shall notify Distributor, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act of 1933, as amended.

(vii)	As of the date hereof and at any time during the term of this Agreement, Dealer shall take reasonable steps to ensure that all Dealer-Supplied Fund Materials do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(viii)	Dealer represents that it is a broker-dealer registered with FINRA and subject to the Rule. Dealer represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Dealer represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Dealer, as well as any person with a similar status or function, (ii) any associated person of Dealer who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Dealer or one of its Covered Associates) has made, directly or indirectly, a Triggering Contribution. Dealer hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Distributor of the nature of the Triggering Contribution or violation.

(ix)	If any of the representations set forth in this Section 8 or Section 10 of this Agreement at any time ceases to be true, Dealer shall promptly notify Distributor in writing of this fact. Such notice shall be provided in accordance with Section 19 of this Agreement.

SECTION 9. INDEMNIFICATION

(a)	Distributor will indemnify, hold harmless, and defend Dealer, its affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any of the Offering Materials (other than untrue statements or alleged untrue statements in or omissions or alleged omissions from information relating to a Covered Person furnished in writing by or on behalf of such Covered Person for use in materials furnished or made available to a Client), (ii) any material breach by Distributor of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by Distributor in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), Distributor will not be liable to and will not have any indemnification obligation to any Covered Person for the portion of any Covered Claim that is the result of any Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Covered Person resulting from this Section 9(a) will be repaid to Distributor in the event that such expenses resulted from Disabling Conduct.

(b)	Dealer will indemnify, hold harmless, and defend the Fund, Distributor, their affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “PGIM Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“PGIM Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading by Dealer or any Representative of Dealer, including, but not limited to, statements in any Research Report or Dealer-Supplied Fund Materials (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information related to a PGIM Covered Person furnished in writing by or on behalf of such PGIM Covered Person for use in materials furnished or made available to Clients), (ii) any material breach by Dealer or any Representative of Dealer of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by Dealer, a Representative of Dealer or any of their respective affiliates in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), Dealer will not be liable to and will not have any indemnification obligation to any PGIM Covered Person for the portion of any PGIM Covered Claim that is the result of any PGIM Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “PGIM Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a PGIM Covered Person resulting from this Section 9(b) will be repaid to Dealer in the event that such expenses resulted from PGIM Disabling Conduct.

(c)	Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. The parties hereto agree that if the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any claim within a reasonable time after its receipt of written notice of such claim, the indemnified party will have the right to undertake the defense of such claim on behalf of, and for the account and at the risk of, the indemnifying party. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (i) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (ii) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in each jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

(d)	Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

(e)	The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise.

(f)	IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

SECTION 10. ANTI-MONEY LAUNDERING & UK BRIBERY ACT RESPONSIBILITIES

(a)	Dealer represents that it will comply fully with all applicable currency reporting, anti-money laundering, anticorruption and anti-terrorist laws and regulations, and any other applicable laws, rules, regulations and interpretations of any other applicable regulatory or self-regulatory body.

(b)	Dealer has in place internal controls, policies, and procedures (“AML Program”) that are reasonably designed to detect, identify, and report illegal activity, including money laundering, and further represents that it has implemented, complies with and will comply with anti-money laundering policies and procedures that satisfy and will continue to satisfy the requirements of applicable anti-money laundering and “know your customer” laws, rules and regulations, including, without limitation, the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the U.S. Foreign Corrupt Practices Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Act”), the U.S. International Emergency Economic Powers Act, and the U.S. Trading with the Enemy Act, as each may be amended from time to time. Dealer’s AML Program, at a minimum; (1) designates a compliance office to administer and oversee the AML Program; (2) provides ongoing employee training; (3) includes an independent audit function to test the effectiveness of the Program; (4) establishes internal policies, procedures, and controls that are tailored to its particular business; (5) includes a Customer Identification Program (“CIP”) consistent with the rules under Section 326 of the Act; (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, suspicious activity reports; and (7) provides for screening Clients against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act. Dealer acknowledges and agrees that it (and not Distributor, Fund or its administrator(s)) is responsible for monitoring and complying with anti-money laundering and CIP requirements applicable to all Dealer Shareholders.

(c)	Dealer represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with the UK Bribery Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any jurisdiction in which Dealer engages in any activity hereunder (collectively, the “Anti-Corruption Laws”). Dealer represents and warrants that it has, and will maintain at all times during the term of this Agreement, policies, procedures, and internal controls in place that are reasonably designed to comply with applicable Anti-Corruption Laws, including applicable provisions of the FCPA.

(d)	At any time upon Distributor’s request, Dealer hereby agrees to furnish (i) a copy of its AML Program to Distributor for review, and (ii) a copy of the findings and any remedial actions taken in connection with Dealer’s most recent independent testing of its AML Program.

(e)	Dealer agrees to notify Distributor, in writing, if it is found, by its AML compliance officer, independent antimoney laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the Act, any regulation implementing the Act, or its AML Program.

(f)	Dealer agrees to notify Distributor immediately if Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

(g)	Dealer shall execute an Anti-Corruption Certificate in the form of Exhibit B attached hereto.

(h)	Dealer understands that the SEC and certain U.S. states have adopted or may adopt political contribution limitations, including without limitation, Rule 206(4)-5 under the Investment Advisers Act of 1940 (together, all such laws, rules or regulations, “Pay-to-Play Regulations”) relating to political contributions of employees who solicit U.S. governments or agencies, and agrees to adopt policies and procedures reasonably designed to comply in all material respects with any applicable Pay-to-Play Regulations.

(i)	Dealer will not solicit as an investor in the Fund any retirement, pension, or similar plan or trust (collectively, a “Pension Plan”) which is established by a state, or a municipality of such state, that prohibits the use of placement agents or finders in connection with investments by such state’s or municipality’s Pension Plans.

SECTION 11. CONFIDENTIALITY, COMMUNICATIONS, NON DISPARAGEMENT

(a)	“Confidential Information” includes any non-publicly available and proprietary information, and includes, without limitation: (i) trade secrets concerning the business and affairs of the Fund, Distributor, or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Fund, Distributor, or their respective affiliates; (iii) information concerning the business and affairs of the Fund, Distributor, or their respective affiliates (including, without limitation, information relating to the Fund’s actual or potential portfolio positions and investment and risk management practices and techniques, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented; (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing.

(b)	Dealer agrees to hold, and to cause its employees, officers, directors, partners, service providers, advisors, attorneys or agents (collectively, “Representatives”) to hold, Distributor’s Confidential Information (whether received before, on, or after the date hereof) in strict confidence. Dealer shall only disclose Confidential Information to its Representatives who are subject to separate confidentiality obligations with respect to such information and only to the extent necessary to perform its obligations under this Agreement.

(c)	Dealer agrees that it will use any Confidential Information solely in connection with its obligations, duties and undertakings pursuant to this Agreement and for no other purpose whatsoever.

(d)	The Confidential Information shall be kept confidential in accordance with the terms hereof by Dealer and its Representatives and shall not be disclosed by Dealer or its Representatives except (i) as may be consented to in writing by Distributor, and (ii) as required by law, regulation or legal or judicial process, provided that, where such disclosure is required, Dealer shall provide Distributor with a reasonable opportunity to review the disclosure, to the extent practicable and not prohibited by applicable law or regulation, before it is made, and to interpose its own objections to, or seek to limit, the disclosure at its own expense. Dealer shall be responsible for any breach of this Agreement by its Representatives.

(e)	Upon Distributor’s written request, Dealer shall return Confidential Information in its possession; provided, however, that Dealer may maintain copies of Confidential Information as required by law or regulation, or Dealer’s internal recordkeeping policies, and the confidentiality obligations hereunder shall continue to apply to any such copies.

(f)	Dealer agrees to comply with the requirements of applicable law relating to the protection of data and information.

(g)	Dealer agrees that money damages may not be a sufficient remedy for any breach of this Section 11 by Dealer or its respective Representatives and that Distributor shall be entitled to equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to Distributor at law or in equity.

(h)	Notwithstanding the foregoing, Dealer will not be in breach of this Section 11 by distributing to Clients copies of the Offering Materials, Dealer-Supplied Fund Materials, Research Reports, or any other information approved in advance by Distributor in writing.

(i)	Dealer and Distributor agree to work together in good faith to (i) respond in a prompt manner to inquiries of Clients as communicated by Dealer and (ii) organize informal forums on an as-needed basis for discussing material events relating to the Fund with Clients.

SECTION 12. PRIVACY

(a)          Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GrammLeach-Bliley Act (“GLBA”) and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

(b)          The parties hereto acknowledge that from time to time, Dealer may share with the Fund and the Fund may share with Dealer nonpublic personal information (as defined under the GLBA) of Clients of Dealer. This nonpublic personal information may include, but is not limited to a Client’s name, address, telephone number, social security number, account information and personal financial information. Dealer shall only be granted access to such nonpublic personal information of each of its Clients that pertains to the period or periods during which Dealer served as the broker dealer of record for such Client’s account. Dealer, Distributor, and the Fund shall not disclose nonpublic personal information of any Clients who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA) or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section 12. Except as expressly permitted under the FCRA, Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

(c)          Dealer shall be responsible for determining which Clients have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such Clients (the “List”) to identify Clients that have exercised their opt-out rights. In the event Dealer, Distributor or the Fund expects to use or disclose nonpublic personal information of any Client for purposes other than as set forth in this Section 12, it must first consult the List to determine whether the affected Client has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any Client that is identified on the List as having opted out of such disclosures, except as set forth in this Section 12, shall be prohibited.

(d)          Dealer shall implement commercially reasonable measures in compliance with industry best practices designed (a) to assure the security and confidentiality of nonpublic personal information of all Clients; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any Client; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Dealer provides access to or discloses nonpublic personal information of Clients to implement appropriate measures designed to meet the objectives set forth in this Section 12.

(e)          Each party agrees that it will notify the others of any security breaches or incidents that may reasonably lead to a compromise of personally identifiable Client information. The parties agree to provide prompt notification of security breaches or incidents to facilitate swift and appropriate action to minimize the impact of the security breach. The provisions of this Section 12 will remain operative and in full force and effect regardless of the termination or expiration of the Agreement.

SECTION 13. TERMINATION; AMENDMENT

(a)          This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year unless terminated in accordance with this Section 13.

(b)          In addition to the automatic termination of this Agreement specified in Section 1.b. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days’ prior written notice to the other party. Notwithstanding the foregoing, Distributor may terminate Dealer’s ability to offer and sell Shares at any time. In addition, each party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Section 19 of this Agreement. Without limiting the generality of the foregoing, this Agreement may be terminated by a vote of a majority of the members of the Board of Directors of the Fund, including the vote of a majority of the Directors who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s Distribution and Service Plan (the “Plan”) or any agreements entered into in connection with the Plan or by vote of a majority of the outstanding voting securities of the Fund at any time without penalty upon sixty (60) days’ written notice to Distributor and/or Dealer.

(c)          This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by Distributor or Dealer.

(d)          This Agreement may not be assigned by either party without the other party’s prior written consent; provided, however, that Distributor may assign this Agreement to an “affiliated person” of Distributor, as such term is defined in the 1940 Act, without Dealer’s prior consent.

(e)          This Agreement may be amended by Dealer and Distributor upon mutual written agreement, except that this Agreement may be amended at any time by Distributor or Dealer upon written notice to the other party in cases where such amendment is required (i) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, Distributor, or Dealer or (ii) otherwise by operation of law.

SECTION 14. DISPUTE RESOLUTION; GOVERNING LAW

(a)          The parties waive their rights to seek remedies in court, including any right to a jury trial. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration in New York, New York under the commercial arbitration rules and procedures of FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

(b)          This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without reference to the choice-of-law principles thereof.

SECTION 15. INVESTIGATIONS AND PROCEEDINGS

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

SECTION 16. CAPTIONS

All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

SECTION 17. SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

SECTION 18. SURVIVAL

Section 9 of this Agreement shall survive any termination of this Agreement and the obligations contained in Section 14 of this Agreement survive indefinitely.

SECTION 19. NOTICES

Every notice required by this Agreement will be in writing and deemed given (i) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (ii) the same business day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, or (iii) on the third business day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Exhibit A attached hereto.

SECTION 20. NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

SECTION 21. MISCELLANEOUS

(a)          This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals.

(b)          This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.

(c)          As used in this Agreement, an “affiliate” of a party means any entity or person controlling, controlled by or under common control with such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

By:
Name:
Title:

Date:

[DEALER]

By:
Name:
Title:

Date:

EXHIBIT A

NOTICES

Notices required by the Agreement should be sent as follows:

If to Dealer:

If to the Fund:	PGIM Private Real Estate Fund, Inc.
Attn: [ ]
655 Broad Street
Newark, NJ 07102

If to Distributor:	Prudential Investment Management Services LLC
Attn: [ ]
655 Broad Street
Newark, NJ 07102

with a copy, which shall not constitute notice, to

PGIM Private Real Estate Fund, Inc.

Attn: [     ]

655 Broad Street

Newark, NJ 07102

A-1

EXHIBIT B

Anti-Corruption Certificate

Reference is made to the dealer agreement, dated [ ], 20[ ] (the “Dealer Agreement”), by and among Prudential Investment Management Services LLC (“Distributor”) and [ ] (“Sub-Distribution Agent”).

1.          The Sub-Distribution Agent acknowledges and agrees that it is the written and established policy of Distributor to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business. The Sub-Distribution Agent warrants and represents that it will not take any action that would constitute a violation, or implicate Distributor in a violation, of any law of the United States, the United Kingdom or any other jurisdiction in which the Sub-Distribution Agent engages in business, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act of 2010 (the “Bribery Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, and any similar statute, rule or policy (collectively, “Anti-Corruption Laws”).

2.          In furtherance of Distributor’s Global Anti-Corruption Compliance Policy, a copy of which has been provided to the Sub-Distribution Agent, the Sub-Distribution Agent represents, warrants, and agrees that:

(a)	The Sub-Distribution Agent is neither a governmental entity nor an instrumentality of a government. If the SubDistribution Agent becomes a governmental entity or instrumentality of a government during the term of the Dealer Agreement, the Sub-Distribution Agent shall notify Distributor immediately so Distributor may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable AntiCorruption Laws.

(b)	None of the Sub-Distribution Agent’s principals, owners, officers, directors, or agents is currently a Government Official.[1]

(c)	If any of the Sub-Distribution Agent’s principals, owners, officers, directors, or agents becomes a Government Official during the term of the Dealer Agreement, the Sub-Distribution Agent shall notify Distributor immediately so Distributor may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws.

(d)	No Government Official is associated with, or owns an interest, whether direct or indirect, in the Sub-Distribution Agent, or has any legal or beneficial interest in the proposed relationship, business or fee payments contemplated by the Dealer Agreement. If a Government Official obtains such an interest, the Sub-Distribution Agent shall notify Distributor immediately so Distributor may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws.

(e)	Neither the Sub-Distribution Agent nor any of its principals, owners, officers, directors, or agents has promised to make, will promise to make, or will cause to be made, in connection with the Dealer Agreement, any Payments[2] (i) to or for the use or benefit of any Government Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official; or (iii) to any other person or entity to obtain or keep business or to secure some other improper advantage.

(f)	The Sub-Distribution Agent shall notify Distributor immediately of any violation or potential violation of AntiCorruption Laws and shall be responsible for any damages to Distributor, the Fund or any of their affiliates from the Sub-Distribution Agent’s or its agents’ violation or potential violation of Anti-Corruption Laws.

(g)	The Sub-Distribution Agent has effective controls that are sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws will be prevented, detected and deterred.

[ ]

By:
Name: [ ]
Title: [ ]

Date: [ ]

1 The term “Government Official” includes, without limitation, all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations (e.g., the Red Cross); employees or affiliates of an enterprise that is owned, sponsored, or controlled by any government—such as a health care facility, bank, utility, oil company, university or research institute; and any other position as defined by applicable Anti-Corruption Laws.

2 The term “Payments” refers to anything of value, including cash, gifts, travel expenses, entertainment, offers of employment, provision of free services, and business meals. It may also include event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations, even if made to a legitimate charity.

B-1

EXHIBIT C

Class	Sales Load[1]	Distribution Fee[2]	Servicing Fee[3]
Class D	None	None	0.25%
Class S	None	0.60%	0.25%
Class T	Up to 3.5%	0.60%	0.25%
Class I	None	None	None

C-1

1	Calculated as a percentage of the offering price.

2	Calculated monthly and accrued daily at an annualized rate on the net assets of the Fund attributable to such class held in Client accounts of Dealer.

3	Calculated monthly and accrued daily at an annualized rate on the net assets of the Fund attributable to such class held in Client accounts of Dealer.

EXHIBIT D

NON-U.S. JURISDICTIONS

D-1